UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 6, 2007

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

9841 Broken Land Parkway, Columbia, Maryland	21046
(Address of Principal Executive Offices)	(Zip Code)

(410) 312-9988

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)   On August 6, 2007, Fortress International Group, Inc. (the “Company”), acting through its Board of Directors, appointed Timothy C. Dec as Vice President and Chief Financial Officer of the Company, effective August 20, 2007. In connection with this appointment, on August 6, 2007, the Company entered into an employment agreement with Mr. Dec (the “Agreement”). Pursuant to the Agreement, Mr. Dec will become the Chief Financial Officer of the Company, effective August 20, 2007 and will be responsible for the Company’s finance, accounting and treasury functions and will report to the Company’s Chief Executive Officer, Thomas Rosato. Pursuant to the Agreement, the term of Mr. Dec’s employment is from August 20, 2007 until August 14, 2010.

The Agreement has the following principal terms: Mr. Dec will receive an initial annual base salary of $225,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to up to 50% of his annual base salary for such year, with the payment of such bonus based on Mr. Dec’s achievement of performance objectives established by the Company’s Board of Directors each fiscal year. In addition, Mr. Dec will be eligible for any other bonus that the Compensation Committee of the Board of Directors may determine in its sole discretion. The Company will also provide Mr. Dec with a $1,000,000 life insurance policy. The Agreement also provides for certain severance arrangements for Mr. Dec. In the event that Mr. Dec’s employment is terminated without “cause,” pursuant to a “change of control” or by Mr. Dec for “good reason” (each as defined in the Agreement), the Company is required to pay Mr. Dec (1) all accrued but unpaid compensation; (2) severance payments in accordance with the Company’s normal payroll practices based on his annual base salary for a period of 12 months; and (3) payment of, or reimbursement for, the continuation of his health insurance coverage equal to the same percentage of the premium paid by the Company at the time of termination pursuant to COBRA for a 12-month period following such termination date. In the event that Mr. Dec’s employment is terminated due to either his death or disability, for cause or by Mr. Dec (other than for good reason), the Company is required to pay Mr. Dec (or his estate, as the case may be) all accrued but unpaid compensation through the date of termination.

Pursuant to the Agreement, the Company will also grant Mr. Dec 40,000 shares of restricted common stock of the Company pursuant to the Company’s 2006 Omnibus Incentive Compensation Plan. So long as Mr. Dec continues to be employed by the Company, 50% of the shares of restricted stock awarded to him will vest and become non-forfeitable 18 months after the commencement date and the remainder will vest and become non-forfeitable 36 months after the commencement date. In addition, Mr. Dec is eligible to receive an additional 40,000 shares of restricted stock based on achieving certain milestones established by the Board of Directors. The Agreement also provides for reimbursement of reasonable expenses incurred or paid by Mr. Dec in connection with or related to the performance of his duties under the Agreement, including reimbursement of up to $800 per month for automobile-related expenses.

The description of the material terms of the Agreement above is subject to the full term and conditions of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. There is no family relationship between Mr. Dec and any of the executive officers or directors of the Company. There have been no transactions between Mr. Dec and the Company in which Mr. Dec has a direct or indirect material interest that the Company is required to report.

Prior to his appointment and since June 2006, Mr. Dec was the Chief Financial Officer of Presidio Networked Solutions Inc., the nation’s largest independent value-added solutions provider that offers a wide range of Cisco-centric network infrastructure and collaborative solutions. From 1999 until May 2006, Mr. Dec was Senior Vice President, Chief Accounting Officer & Treasurer of Broadwing Corporation, a NASDAQ listed telecommunications company. Broadwing Corp was acquired by Level 3 Inc in 2007. From 1997 to 1999, Mr. Dec was Director of Accounting and Administration for Thermo Trilogy Corporations, a subsidiary of AMEX listed Thermo Electron Company. Earlier in his career, Mr. Dec held finance and accounting related positions at North American Vaccine, Inc. an AMEX listed company engaged in the research, development and manufacturing of vaccines, privately held general contractor Clark Construction and Intertek Services International, LTD, a division of Inchcape Group, a multinational public company based in London, England. Mr. Dec holds a Batchelor of Science degree in Accounting from Mount Saint Mary’s University in Emmitsburg, Maryland, and a Masters of Business Administration from American University in Washington DC. He is a Certified Public Accountant.

The Company’s press release dated August 8, 2007 announcing the appointment of Mr. Dec as described above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

10.1	Executive Employment Agreement, dated as of August 6, 2007, between Fortress International Group, Inc. and Timothy C. Dec

99.1	Press Release, dated August 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress International Group, Inc.
(Registrant)

Date: August 8, 2007	By:	/s/ Thomas P. Rosato
Thomas P. Rosato
Chief Executive Officer